EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Profitable Third Quarter

SPOKANE, Wash., Oct. 27, 2010 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter and nine months ending September 30, 2010.

Net income for the third quarter of 2010 was $528 thousand, compared to a loss of $631 thousand reported for the third quarter of 2009. After dividends accrued on preferred stock and related accretion adjustments totaling $170 thousand, the net income available for common shareholders was $358 thousand, compared to a loss of $804 thousand for the same quarter last year.

Earnings (loss) per diluted share available for common shareholders for the third quarters of 2010 and 2009 were $0.12 and ($0.34), respectively.

For the nine months ending September 30, 2010, the Company reported net income of $1.38 million, compared to a loss of $1.73 million for the first nine months of 2009. After accruing for preferred stock dividends and related accretion adjustments of $508 thousand in 2010 and $431 thousand in 2009, net income available to common shareholders was $875 thousand for the first nine months of 2010 compared to a loss of $2.16 million for the same period in 2009.

Earnings (loss) per diluted share available for common shareholders for the first nine months of 2010 and 2009 were $0.34 and ($0.91), respectively.

Randall L. Fewel, President & CEO of both the Company and the Bank, said, "We are extremely pleased to report our third consecutive quarter of profitability. I believe that three quarters signifies the beginning of a trend, and the trend looks positive. We recognize the economy of the Inland Northwest is still hurting and unemployment remains too high, but we are starting to see some modest signs of a nascent economic recovery."

BALANCE SHEET

As of September 30, 2010, the Company had assets of $389.7 million, a decrease of $4.0 million, or 1.0%, compared to December 31, 2009 and a decrease of $3.7 million, or 0.9%, compared to September 30, 2009.

Deposits at September 30, 2010 were $335.9 million, down $1.9 million, or 0.6%, from December 31, 2009 and up $9.8 million, or 3.0%, from September 30, 2009. Core deposits, defined as all deposits except certificates of deposit, were $204.7 million on September 30, 2010. On December 31, 2009, core deposits were $164.7 million, representing growth in core deposits through the first nine months of 2010 of $40.0 million, or 24.3%. Core deposits one year ago, on September 30, 2009, were $149.2 million, indicating year-over-year growth of $55.5 million, or 37.2%.

"We are proud of the job our bankers are doing in growing core deposits," Fewel said, "because we have intentionally allowed approximately $42 million in high cost certificates of deposit to run off. This has had a positive impact on the Bank's net interest income."

Loans net of the loan loss reserve were $289.1 million on September 30, 2010, compared to $314.2 million on December 31, 2009 and $317.9 million on September 30, 2009. This represents a decline of $25.1 million, or 8.0%, compared to year-end and a decline of $28.8 million, or 9.1%, year-over-year.

"INB has money to lend," Fewel commented, "and we are eager to loan to community businesses, but we are not seeing as much demand as we would like right now. It picked up slightly in the third quarter, but is still significantly off historical levels for us, which we believe continues to be indicative of the slow pace of economic recovery in our region."

INCOME STATEMENT

Gross revenue for the Company, defined as net interest income plus non-interest income, was $4.8 million for the third quarter, an increase of $581 thousand, or 13.7%, compared to gross revenue of $4.2 million in the third quarter of 2009.

For the first nine months of this year, gross revenue was $14.1 million, representing a $1.5 million, or 12.2%, increase over gross revenue of $12.5 million in the first nine months of 2009. The biggest contributing factor to the improvement in gross revenue continues to be the decline in interest expense. Interest expense declined by $590 thousand in the third quarter of 2010 to $1.5 million compared to $2.0 million during the same quarter in 2009. Interest income declined by $276 thousand in the third quarter of 2010, to $5.2 million, compared to interest income of $5.5 million for the third quarter of 2009.

For the nine months ending September 30, 2010, interest expense declined by $1.5 million to $4.9 million compared to interest expense of $6.3 million for the same period last year. Interest income declined by $618 thousand to $15.8 million for the first nine months of 2010 compared to $16.4 million for the first nine months of 2009.

Non-interest expense increased by $283 thousand, or 9.0%, to $3.4 million in the third quarter of 2010, compared to $3.2 million for the same quarter last year. One of the causes for the increase had to do with expenses and write-downs on foreclosed real estate which were $103 thousand higher in the third quarter 2010 compared to the third quarter of 2009 ($181 thousand vs $78 thousand, respectively). FDIC insurance premiums also increased by $52 thousand to $207 thousand compared to $155 thousand for the same quarter last year. The rest of the increases are smaller and are spread over a number of categories.

Year-to-date non-interest expense was $10.1 million compared to $10.3 million for the same nine months last year, representing a reduction of $195 thousand, or 1.9%.

The Bank's provision expense for probable loan losses was $600 thousand in the third quarter of 2010, compared to a provision expense of $2.4 million in the third quarter of 2009. For the first nine months of 2010, provision expense was $2.1 million, compared to $5.4 million for the same period last year. The Bank was able to reduce provision expense because net charge-offs were $422 thousand in the third quarter this year compared to $496 thousand in the third quarter last year, and they were $1.7 million year-to-date compared to $3.8 million for the first nine months of 2009.

"Our allowance for loan losses is $1.1 million higher today than it was at the end of September last year and total loans are nearly $29 million less, so the allowance as a percent of gross loans has grown from 1.95% to 2.50% over the last twelve months," Fewel said.

The Bank's net income for the third quarter was $552 thousand. This is a 2.4% increase over the $539 thousand net income reported for the second quarter this year.  The Bank lost $545 thousand in the third quarter last year.

Year-to-date, the Bank's net income is $1.8 million compared to a loss of $1.4 million for the first nine months of 2009.  The Bank's return on average assets (ROA) for the third quarter, on an annualized basis, was 0.57% and the year-to-date ROA was 0.63%.

ASSET QUALITY

Non-accrual or non-performing loans (NPLs) were $11.5 million on September 30, 2010, compared to $11.7 million on December 31, 2009 and $13.6 million on September 30, 2009.

Foreclosed real estate and other repossessed assets (OREO) totaled $4.0 million on September 30, 2010, compared to $3.7 million on December 31, 2009 and $3.9 million on September 30, 2009.

The Company's total non-performing assets (NPAs), which are comprised of the NPLs together with the OREO, were $15.5 million on September 30, 2010, or 3.99% of total assets, compared to $15.3 million, or 3.90% of total assets, on December 31, 2009, and $17.4 million, or 4.43% of total assets on September 30, 2009.

"Getting NPAs off our balance sheet is a time-intensive and costly process," Fewel commented. "A year-and-a-half ago we had one person devoted to working the NPAs. Today we have three, so we are hopeful we can accelerate our progress over the next year," he added.

CAPITAL

As previously reported, on July 15, 2010, the Company successfully concluded a rights offering of its common stock to its current common shareholders. The offering raised approximately $2.6 million, net of expenses, in additional capital for the Company. Nine hundred thousand dollars was invested into the Bank during the third quarter this year and the balance was retained at the holding company level.

Banking regulations require the Bank to maintain minimum levels of capital. The Bank manages its capital to maintain a "well-capitalized" designation (the FDIC's highest rating). A "well-capitalized rating from the FDIC requires that the Bank maintain or exceed capital levels of 10% of total risk-weighted assets. At September 30, 2010, the Bank's ratio of total capital to risk weighted assets was 13.4% compared to 11.9% reported as of December 31, 2009. The improved capital ratio reflects the Bank's net income year-to-date, the $900 thousand contributed to the Bank by the Company, and a change in the mix of risk-based assets.

A second important capital ratio is known as the Leverage Ratio, which is defined as Tier 1 Capital divided by average assets. The FDIC requires this ratio to be at or above 5.0% to earn the designation of "well-capitalized." At September 30, 2010, the Bank's Leverage Ratio was 10.23% and on December 31, 2009 it was 9.46%.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts and pertain to the Company's future operating results.  When used in this report, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated periodically in the Company's filings.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
            (509) 462-3600
          Lisa Sanborn, Controller
            (509) 456-8888